Exhibit 99

For Release July 25, 2007	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2007 RESULTS
Woburn, MA — July 25, 2007 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2007.
Net income for the second quarter of 2007 was $1.4 million or $0.10 per diluted share based upon 14,129,399 shares, compared to net income of $0.5 million, or $0.04 per diluted share based upon 13,928,808 shares in the second quarter of 2006.
Revenue in the second quarter of 2007 was $7.5 million compared to $8.2 million in the second quarter of 2006 as expected declines in the rental income during the quarter were partially offset by growth in the leasing revenues associated with our originations. Revenue from leases was $2.7 million, up $2.0 million from the same period last year and rental income was $3.5 million, down $2.1 million from June 30, 2006. Other revenue components contributed $1.3 million for the current quarter, down $0.5 million from the same period last year.
Total operating expenses for the current quarter declined 28.4% to $5.2 million from $7.3 million in the second quarter of 2006. The second quarter 2007 provision for credit losses increased slightly to $1.7 million from $1.6 million in the second quarter of 2006 primarily due to the increase in lease receivables, while net charge-offs declined to $1.6 million from $2.3 million in the comparable period of 2006. Sequentially, amounts greater than 31 days delinquent as of June 30, 2007 decreased to $3.9 million from $5.4 million as of March 31, 2007. Selling, general and administrative expenses decreased 19.6% to $3.2 million from $3.9 million in the second quarter of last year primarily due to reductions in collection related and legal expenses. Interest expense declined 58.1% to $13,000, as a result of lower debt balances. Depreciation and amortization expense declined 79.3% to $0.3 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.
Cash received from customers in the second quarter was $10.1 million compared to $9.6 million during the same period in 2006. New originations in the quarter increased by 22% to $12.4 million for the second quarter 2007, compared to the first quarter 2007.

Richard Latour, President and Chief Executive Officer said, “I am pleased with our continued progress in growing the business. In the second quarter of 2007, new contract originations improved to $12.4 million, an increase of $9.2 million from the second quarter of 2006. In addition we had our largest quarter for vendor approvals at 208 new vendors bringing the total vendor count to approximately 1,550. We also processed over 9,300 applications, an increase of over 5,400 applications as compared to the same period last year.”
For the six months ended June 30, 2007, net income was $2.7 million versus net income of $1.3 million for the same period last year. Net income per diluted share year to date was $0.19 based on 14,101,436 shares versus $0.09 for the same period in 2006.
Year to date revenues for the six months ended June 30, 2007 decreased 12.0% to $15.0 million compared to $17.1 million during the same period in 2006. Revenue from leases was $4.7 million, up $3.3 million from the same period last year and rental income was $7.4 million, down $3.9 million from June 30, 2006. Other revenue components contributed $2.9 million, down $1.5 million from the same period last year. New contract originations year to date June 30, 2007 were $22.5 million versus $6.1 million through the same period last year.
Total operating expenses for the six months ended June 30, 2007 declined 27.9% to $10.8 million versus $14.9 million for the same period last year. Selling, general and administrative expenses declined $1.4 million to $6.7 million and depreciation and amortization expenses declined 76.4% to $0.8 million. Significant factors in the decline of the SG&A expense include declines in legal expenses of $0.5 million and collection expenses of $0.5 million. The provision for credit losses remained flat at $3.2 million year to date, as compared to the same period last year. Year to date net charge-offs declined to $3.5 million as compared to $5.1 million for the same period last year. Interest expense declined 76.8% to $26,000 year to date. Headcount at June 30, 2007 was 74, up from 71 at the end of the same period last year. Year to date cash from customers was $19.6 million as compared to $21.8 million for the same period last year.
Richard Latour adds “We are pleased that the Company was added to the Russell Microcap Index during the second quarter. The Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. We expect our inclusion will generate greater interest in our stock at an institutional level.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	June 30,
	2006	2007
ASSETS
Cash and cash equivalents	$28,737	$18,109
Net investment in leases:
Receivables due in installments	40,455	61,634
Estimated residual value	3,859	6,342
Initial direct costs	302	488
Less:
Advance lease payments and deposits	(50)	(65)
Unearned income	(13,682)	(23,347)
Allowance for credit losses	(5,223)	(4,884)

Net investment in leases	25,661	40,168
Investment in service contracts, net	613	377
Investment in rental contracts, net	313	188
Property and equipment, net	655	711
Other assets	652	642
Deferred income taxes, net	3,090	1,536

Total assets	$59,721	$61,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	June 30,
	2006	2007
Notes payable	$5	$44
Accounts payable	1,038	829
Dividends payable	691	697
Other liabilities	1,110	803
Income taxes payable	741	647

Total liabilities	3,585	3,020

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2006 and June 30, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,811,442 and 13,944,096 shares issued at December 31, 2006 and June 30, 2007, respectively	138	139
Additional paid-in capital	44,136	45,436
Retained earnings	11,862	13,136

Total stockholders’ equity	56,136	58,711

Total liabilities and stockholders’ equity	$59,721	$61,731

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Revenues:
Income on financing leases	$724	$2,653	$1,396	$4,686
Rental income	5,594	3,514	11,315	7,438
Income on service contracts	488	329	1,043	690
Loss and damage waiver fees	493	473	1,044	917
Service fees and other	535	330	1,638	716
Interest income	323	247	638	570

Total revenues	8,157	7,546	17,074	15,017

Expenses:
Selling, general and administrative	3,926	3,158	8,133	6,726
Provision for credit losses	1,627	1,677	3,237	3,200
Depreciation and amortization	1,674	347	3,439	810
Interest	31	13	112	26

Total expenses	7,258	5,195	14,921	10,762

Income before provision for income taxes	899	2,351	2,153	4,255
Provision for income taxes	361	902	851	1,589

Net income	$538	$1,449	$1,302	$2,666

Net income per common share:
Basic	$0.04	$0.10	$0.09	$0.19

Diluted	$0.04	$0.10	$0.09	$0.19

Weighted-average shares:
Basic	13,786,523	13,912,228	13,774,816	13,886,524

Diluted	13,928,808	14,129,399	13,918,788	14,101,436

About The Company
MicroFinancial Inc. (AMEX: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.